Exhibit 99.1

News Release

Ashland board declares quarterly dividend

COVINGTON, KENTUCKY, May 22, 2019 – The board of directors of Ashland Global Holdings Inc. (NYSE: ASH) has declared a quarterly cash dividend of $0.275 per share on the company's common stock, an increase of 10 percent compared to the previous dividend. The dividend is payable June 15, 2019, to stockholders of record at the close of business on June 3, 2019. As of April 30, 2019, there were 62,727,245 shares of Ashland common stock outstanding.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical. At Ashland, we are approximately 6,000 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

C-ASH

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
Seth A. Mrozek	Joy Brock
+1 (302) 594-5010	+1 (859) 815-3793
samrozek@ashland.com	jlbrock@ashland.com